Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DEMANDWARE, INC.,

DYNASTY ACQUISITION CORP.,

and

SALESFORCE.COM, INC.

Dated as of May 31, 2016

ARTICLE IV Representations and Warranties of the Parent and the Purchaser		32
4.1	Organization, Standing and Power.	32
4.2	Authority; No Conflict; Required Filings and Consents.	33
4.3	Information Provided.	34
4.4	Operations of the Purchaser.	34
4.5	Financing.	34
4.6	Ownership of Company Common Stock.	34
4.7	Absence of Litigation.	34
4.8	Other Agreements or Understandings.	35
4.9	Independent Investigation.	35
4.10	No Other Company Representations or Warranties.	35

ARTICLE V Conduct of Business		35
5.1	Covenants of the Company.	35
5.2	Conduct of Business by the Parent and the Purchaser Pending the Merger.	39

ARTICLE VI Additional Agreements		39
6.1	No Solicitation.	39
6.2	New York Stock Exchange Listing.	42
6.3	Confidentiality; Access to Information	42
6.4	Legal Conditions to the Merger.	43
6.5	Public Disclosure.	45
6.6	Indemnification.	45
6.7	Notification of Certain Matters.	47
6.8	Employee Benefits Matters.	47
6.9	State Takeover Laws.	49
6.10	Rule 16b-3.	49
6.11	Rule 14d-10 Matters.	49
6.12	Control of Operations.	50
6.13	Security Holder Litigation.	50

ARTICLE VII Conditions to Merger		50
7.1	Conditions to Each Party’s Obligation to Effect the Merger.	50

ARTICLE VIII Termination and Amendment		51
8.1	Termination.	51
8.2	Effect of Termination.	53
8.3	Fees and Expenses.	53
8.4	Amendment.	54
8.5	Extension; Waiver.	54
8.6	Procedure for Termination, Amendment, Extension or Waiver.	54

ARTICLE IX DEFINED TERMS		55

ARTICLE X Miscellaneous		67
10.1	Nonsurvival of Representations, Warranties and Agreements.	67
10.2	Notices.	67

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10.3	Entire Agreement.	69
10.4	Third Party Beneficiaries.	69
10.5	Assignment.	69
10.6	Severability.	69
10.7	Counterparts and Signature.	69
10.8	Interpretation.	70
10.9	Governing Law.	70
10.10	Remedies.	70
10.11	Submission to Jurisdiction.	71
10.12	Disclosure Schedule.	71
10.13	Parent Guarantee.	71

Annex I	Conditions of the Offer

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 31st day of May, 2016, by and among salesforce.com, inc., a Delaware corporation (the “Parent”), Dynasty Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and Demandware, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will make a cash tender offer (as it may be extended or amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.6(b)) for $75.00 per share of Company Common Stock, net to the seller in cash, without interest thereon and subject to Section 1.1(g) (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the consummation of the Offer, the Purchaser will, in accordance with Section 251(h) of the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of issued and outstanding Company Common Stock immediately prior to the Effective Time, except as otherwise provided herein, being converted in the Merger into the right to receive the Offer Price (the “Merger Consideration”);

WHEREAS, the Company Board has as of the date hereof unanimously (a) adopted, approved and declared the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) recommended that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the respective boards of directors of the Parent and the Purchaser have adopted, approved and declared it advisable for the Parent and the Purchaser to enter into this Agreement and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Purchaser and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE CASH TENDER OFFER

1.1 The Offer.

(a) Commencement of the Offer; Acceptance of Shares. Subject to the terms and conditions of this Agreement, provided that the Company has complied in all material respects with its obligations under Section 1.1(c) and Section 1.2 in each case that are required to be performed by it prior to commencement of the Offer, as soon as practicable, and in any event within eight (8) Business Days, after the date of this Agreement, the Purchaser shall (and the Parent shall cause the Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to Purchase any and all outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.6(b)) for a price per share of Company Common Stock equal to the Offer Price (subject to the terms of Section 1.1(b)(i)). The obligation of the Purchaser to (and of the Parent to cause the Purchaser to) accept for purchase shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver by the Purchaser of each of the Offer Conditions (and shall not be subject to any other conditions). The Purchaser shall promptly after the Acceptance Time pay for all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer (other than shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee).

(b) Expiration Date; Extensions and Amendment.

(i) The initial expiration date of the Offer shall be at midnight, Eastern time on the 20th Business Day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). Subject to the immediately succeeding sentence, the Parent and the Purchaser expressly reserve the right to (A) increase the Offer Price and (B) waive any of the Offer Conditions. Notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Purchaser shall (without the prior written consent of the Company): (1) change the form of consideration payable in the Offer, decrease the Offer Price or change the Offer so that it is for fewer than all of the outstanding shares of Company Common Stock; (2) increase the Offer Price in an increment of less than $0.25 per share except in response to a Recommendation Change Notice or a Superior Proposal Notice; (3) extend or otherwise change the expiration date of the Offer, except pursuant to Section 1.1(b)(ii); (4) change or waive the Minimum Condition; (5) amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner that is adverse to holders of shares of Company Common Stock (in their capacities as such) or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of the Parent or the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement; or (6) impose any condition to the Offer other than the Offer Conditions. Other than the Minimum Condition, the Offer Conditions are for the sole benefit of the Parent and the Purchaser and, accordingly, the Parent and the Purchaser may waive any such Offer Conditions, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in their sole and absolute discretion. The failure by the Parent and the Purchaser at any time to exercise the foregoing right to waive any Offer Condition (other than the Minimum Condition) shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(ii) The Purchaser shall extend the scheduled expiration date of the Offer: (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC), and (B) if at the then-scheduled expiration date of the Offer any of the Offer Conditions have not been satisfied (and the Parent or the Purchaser has not waived such condition in accordance with the terms of this Agreement), for one or more periods the length of each of which shall be specified by the Purchaser (not in excess of 10 Business Days each) but not (without the prior written consent of the Company) beyond the Outside Date; provided, however, that this Section 1.1(b)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the Parent to terminate this Agreement, if permitted pursuant to the terms of Article VIII.

(c) Schedule TO and Offer Documents. On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”) and a form of the related letter of transmittal (which form shall be reasonably acceptable to the Company), and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Parent and the Purchaser shall cause the Offer Documents (i) to comply in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Parent or the Purchaser with respect to information supplied by or on behalf of the Company in writing specifically for inclusion in the Offer Documents. The Parent and the Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities laws. Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule TO or the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Parent and the Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the other Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the other Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the holders of shares of Company Common Stock. The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Parent or the Purchaser or their counsel. Subject to the foregoing, the Parent and the Purchaser shall respond to any such comments promptly after they are received.

(d) Provisions of Funds by the Parent. The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(e) Termination of Offer and Return of Tendered Shares. Unless this Agreement is terminated pursuant to Section 8.1, the Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 8.1, the Purchaser shall promptly (and in any event within 24 hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, the Purchaser shall promptly return, or cause any depositary acting on behalf of the Purchaser to return, all tendered shares of Company Common Stock to the tendering stockholders.

(f) Adjustments to Offer Price. The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Acceptance Time.

(g) Tax Withholding. The Purchaser or any depositary acting on behalf of the Purchaser, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer any transfer tax due and any other amounts as the Purchaser or such depositary, as applicable, are required to deduct and withhold with respect to the making of such payment under the Code, or under any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Purchaser or such depositary and timely remitted by the Purchaser or such depositary to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Purchaser or such depositary, as the case may be.

1.2 Company Actions.

(a) Approval and Consent. The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Schedule 14D-9. On the date of commencement of the Offer, (i) concurrently with filing the Schedule TO with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”), and (ii) the Company shall mail the Schedule 14D-9 along with the Offer Documents so as to disseminate the Schedule 14D-9, to the extent required by Rule 14D-9 promulgated under the Exchange Act and any other applicable laws, to the holders of shares of Company Common Stock, including by setting the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. Except as required by applicable law or as otherwise permitted pursuant to Section 6.1 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Company Board in favor of the Offer, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of the Parent or the Purchaser in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws.

(c) Sharing of Materials and Information.

(i) Except in connection with a Trigger Event, a Recommendation Change Notice or a Superior Proposal Notice, the Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to holders of shares of Company Common Stock.

(ii) The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel. The Company shall respond to any such comments promptly after they are received.

(d) Provision of Information for Offer Documents. The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company (i) required under all applicable laws, including U.S. federal securities laws to be included in the Offer Documents or (ii) otherwise reasonably requested by the Parent and the Purchaser for inclusion in the Offer Documents. The Parent and the Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning the Parent and the Purchaser (x) required under all applicable laws, including U.S. federal securities laws to be included in the Schedule 14D-9 or (y) otherwise reasonably requested by the Company for inclusion in the Schedule 14D-9.

(e) Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish to the Purchaser or its designated agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and, to the extent known, a list of the beneficial owners of the shares of Company Common Stock as of a recent date, and shall furnish to the Purchaser such information and assistance as the Purchaser may reasonably request for the purpose of communicating the Offer to the holders of shares of Company Common Stock (the date of the list used by the Purchaser to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 8.1, shall destroy all electronic copies of such information and deliver to the Company all other copies of such information then in their possession or under their control.

ARTICLE II

THE MERGER

2.1 The Merger; No Vote of Stockholders.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Purchaser shall merge with and into the Company at the Effective Time, the separate existence of the Purchaser shall cease and the Company will continue as the Surviving Corporation in the Merger.

(b) The Merger shall be governed by and effected under Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the Acceptance Time, without a vote of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

2.2 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Acceptance Time, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the Company in accordance with the relevant provisions of the DGCL and filed with the Secretary of State. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall, subject to Section 2.1(b), agree and specify in the Certificate of Merger.

2.3 Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VII, the Closing shall take place at the offices of Shearman & Sterling LLP, 535 Mission Street, 25th Floor, San Francisco, California 94105 as soon as practicable following the Acceptance Time, which shall not be later than the Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement.

2.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Purchaser shall cease and the Purchaser shall be merged with and into the Company and (b) the certificate of incorporation of the Company as in effect immediately prior to the Acceptance Time shall be amended and restated in its entirety to read as set forth on Exhibit A, until further amended in accordance with the DGCL. In addition, subject to Section 6.6(b) hereof, the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Purchaser as in effect immediately prior to the Effective Time, except that all references to the name of the Purchaser therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5 Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the term of office set forth in certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

2.6 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Purchaser, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:

(a) Capital Stock of the Purchaser. Each share of the common stock, par value $0.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by any Subsidiary of the Company, the Parent, the Purchaser or any other Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.6(c) in accordance with the provisions of Section 2.7.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.7 Surrender of Certificates.

(a) Paying Agent. Promptly following (and in any event within 24 hours of) the Effective Time, the Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Company Restricted Shares for which payment is made pursuant to Section 2.8), for payment through the Paying Agent in accordance with this Section 2.7, the Payment Fund. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.7(e). In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.7(b), the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b) Exchange Procedures.

(i) Promptly (and in any event within two (2) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(g)) in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Uncertificated Shares shall upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share be promptly paid the Merger Consideration in respect of such Uncertificated Share and such Uncertificated Share shall forthwith be cancelled.

(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. In the event of a transfer of ownership of a Certificate or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to Paying Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.7, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.6(c).

(d) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.7(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.7 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(f) No Liability. To the extent permitted by applicable law, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement; provided, however, that the Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.8 Company Stock Plans.

(a) Company Stock Options.

(i) Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option that has vested as of immediately prior to the Effective Time (after giving effect to any accelerated vesting required pursuant to an existing agreement that is set forth in the Company Disclosure Schedule) shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(ii) Effective as of the Effective Time, each then-outstanding and unexercised Company Stock Option that has not vested in accordance with its terms as of immediately prior to the Effective Time shall be assumed by the Parent and converted into an option to purchase shares of common stock, par value $0.001 per share, of the Parent (“Parent Common Stock”). Except as otherwise set forth in this Agreement, each such Company Stock Option assumed by the Parent pursuant to this Section 2.8(a)(ii) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Stock Plan and any other plan, agreement or arrangement of the Company relating to such Company Stock Option, as in effect immediately prior to the Effective Time, except that (x) such assumed Company Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, with the result rounded up to the nearest whole cent. The exercise price of the option, the number of shares of Parent Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option described in this Section 2.8(a)(ii) are intended to comply with Section 409A of the Code, and in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, Section 424 of the Code.

(b) Company Restricted Shares.

(i) Effective as of immediately prior to the Effective Time, (A) each Company Restricted Share award that vests in accordance with its existing terms at or as of immediately prior to the Effective Time after giving effect to any accelerated vesting required pursuant to an existing agreement that is set forth in the Company Disclosure Schedule shall vest, and (B) each Company Restricted Share award that vests in part based on the satisfaction of performance criteria with respect to a performance period that has not concluded by the Effective Time will be treated as satisfying the performance criteria at the target level related to such Company Restricted Share award, with any Company Restricted Shares covered by such award in excess of the target level being automatically cancelled and any future rights thereto being forfeited. The remaining number of performance-related Company Restricted Shares after the cancellation described in the immediately preceding sentence shall, to the extent subject to an award that vests at or as of immediately prior to the Effective Time after giving effect to any accelerated vesting required pursuant to an existing agreement that is set forth or otherwise referred to on Section 3.15(g) of the Company Disclosure Schedule, automatically be treated as satisfying all service conditions and shall become fully vested and the restrictions thereon shall lapse, and shall be canceled and converted into the right to receive from the Surviving Corporation the Merger Consideration, without any interest thereon. All other Company Restricted Shares than those described in the first sentence of this Section 2.8(b)(i) and not accelerated as to service as described in the immediately preceding sentence shall be assumed and treated as described in Section 2.8(b)(ii). The Parent acknowledges and agrees that payments in respect of Company Restricted Shares pursuant to this Section 2.8(b)(i) as to which the election contemplated by Section 83(b) of the Code has been properly made shall not be subject to any deductions in respect of withholding Taxes.

(ii) Effective as of immediately prior to the Effective Time, each unvested Company Restricted Share award outstanding immediately prior to the Effective Time that vests based solely on the satisfaction of service conditions shall be exchanged for restricted shares of Parent Common Stock that shall be unvested and that shall have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Stock Plan and the Company Restricted Share agreements relating thereto, as in effect immediately prior to the Effective Time, in an amount equal to the number of Company Restricted Shares outstanding with respect to such unvested Company Restricted Share award immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock.

(c) Company RSUs. Effective as of immediately prior to the Effective Time, each then outstanding Company RSU shall be assumed by the Parent as a Parent restricted stock unit. Each Company RSU so assumed by the Parent pursuant to this Section 2.8(c) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Stock Plan and the Company RSU agreements relating thereto, as in effect immediately prior to the Effective Time, except that such assumed Company RSU shall cover that number of whole shares of Parent Common Stock equal to the product of the number of Company Common Stock underlying such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock.

(d) The Parent shall (i) cause the Surviving Corporation to make the payments contemplated by the foregoing Section 2.8(a)(i) and Section 2.8(b)(i) as promptly as practicable (and in any event within five (5) Business Days) after the Effective Time and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.8(a)(i) and Section 2.8(b)(i).

(e) As soon as practicable following the execution of this Agreement, the Company shall provide to each Person who is a holder of Company Stock Options, Company Restricted Shares or Company RSUs a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.8 and providing instructions for use in obtaining payment therefor.

(f) Company ESPP. The current “Plan Period” (as defined in the Company ESPP) ends June 30, 2016, and participants in the Company ESPP will be entitled to purchase Company Common Stock in accordance with the terms of the current offering for such Plan Period as in effect on the date of this Agreement. The Company Board may either cause the following Plan Period to not begin or may terminate the Company ESPP as of a date following June 30, 2016 but prior to the Closing Date and, as promptly as reasonably practicable following such termination, all payroll deductions pursuant to the Company ESPP shall be paid out to the participating employees under the Company ESPP such that no shares of Company Common Stock will be purchased in any Plan Period beginning after the date of this Agreement (as long as the Closing occurs). In any event, the Company Board shall terminate the Company ESPP prior to the Effective Time.

(g) The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in another manner to take into account applicable non-U.S. law or Tax or employment considerations.

(h) Promptly after the Effective Time (but in no event later than three (3) Business Days following the Effective Time), the Parent shall prepare and file with the SEC a registration statement on Form S-8 (if available for use by the Parent) registering the number of shares of Parent Common Stock issuable upon the exercise of all assumed Company Stock Options, settlement of assumed Company RSUs and exchange of substituted Company Restricted Shares, in each case that are eligible to be registered on Form S-8; provided, however, that (A) in the event that the filing deadline contemplated by this Section 2.8(h) shall occur during a trading “blackout” period under the Parent’s securities trading policies, then the Parent shall not be required to file the registration statement contemplated by this Section 2.8(h) until such “blackout” period is no longer applicable, and (B) the Parent shall not be deemed to have breached its obligations hereunder if the Parent shall fail to fulfill its obligations under this Section 2.8(h) at a time when trading of the Parent Common Stock has been suspended globally under the Parent’s then-effective registration statements (it being understood and agreed that if the Parent is unable to file such registration statement on Form S-8 due to a global trading suspension under the Parent’s then-effective registration statements, then the Parent shall file such registration statement as soon as practicable after trading has been restored).

2.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.6(c), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6(c), and shall not thereafter be deemed to be Dissenting Shares.

(c) The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or make or accept any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such payment or settlement offer.

2.10 Withholding Rights. Each of the Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock

Options, Company Restricted Shares, Company RSUs or Dissenting Shares any transfer tax due and any other amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Parent or the Paying Agent, as the case may be, and timely remitted by the Parent, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made by the Surviving Corporation, the Parent or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Purchaser that the statements contained in this Article III are true and correct, except (a) as disclosed in the Company’s Annual Report filed on Form 10-K on February 26, 2016 and each of the other Company SEC Reports filed on or after February 26, 2016 and prior to the execution of this Agreement (other than any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors”, “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) to the extent that it is reasonably apparent solely from a reading of the text of such reports that such disclosure is applicable to any section or subsection of this Article III, or (b) as set forth herein or in the Company Disclosure Schedule.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 240,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation. As of the Capitalization Date, (i) 38,096,735 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. Between the Capitalization Date and the execution of this Agreement, no shares of Company Common Stock have been issued except pursuant to the terms of Company Stock Options and Company RSUs outstanding as of the Capitalization Date.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Date, of the number of shares of Company Common Stock that were subject to then outstanding awards under the Company Stock Plans, including (i) those shares of Company Common Stock that were issued pursuant to awards granted under the Company Stock Plans, (ii) those shares of Company Common Stock subject to outstanding options under the Company Stock Plans, indicating which were vested and unvested, (iii) those Company Restricted Shares that remain unvested, indicating which are subject to time-based vesting and which are subject to performance-based vesting, (iv) those shares of Company Common Stock subject to Company RSUs, indicating which are subject to time-based vesting and which are subject to performance-based vesting and (v) the number of shares of Company Common Stock reserved for future issuance under the Company Stock Plans. The Company has made available to the Parent prior to the date of this Agreement complete and accurate copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options, (C) forms of agreements evidencing Company Restricted Shares, (D) forms of agreements evidencing Company RSUs, (E) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement, and (F) a complete schedule of outstanding equity compensation awards granted under the Company Stock Plans, showing: (1) the name of the Company Stock Plan pursuant to which the award was granted, (2) the holder of each award, (3) the number of shares of Company Common Stock subject to the award, (4) the exercise price, if any, (5) the vesting schedule, including a description of the vesting criteria for performance-based awards, and (6) a description of the treatment of each award at the Effective Time under the award’s existing terms. No equity-based compensation awards have been granted to any service provider other than pursuant to the Company Stock Plans. Between the Capitalization Date and the execution of this Agreement, the Company has not issued, accelerated the vesting of or amended the terms of any Company Stock Options, Company Restricted Shares or Company RSUs.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement or described in this Section 3.2, and there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.

(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. To the Company’s Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Parent prior to the date of this Agreement complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company, other than securities held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, consummate the Merger. The Company Board, at a meeting duly called and held, by the unanimous vote of all directors, duly adopted resolutions (i) approving and declaring the advisability of this Agreement, the Merger, the Offer and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (iv) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6 and that the Merger is consummated in accordance with Section 251(h) of the DGCL, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and (assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Liens on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of the New York Stock Exchange, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Company Material Adverse Effect.

(d) Assuming the accuracy of the Parent’s and the Purchaser’s representation and warranty set forth in Section 4.6 and that the Merger is consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) The Compensation Committee of the Company Board, or a committee of the Company Board consisting solely of independent directors (as defined in the New York Stock Exchange Rules), has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any of its Subsidiaries with or to directors, officers, or employees of the Company or any of its Subsidiaries, to cause such agreements and arrangements to satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2013. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect. Neither the Company nor any Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC that are not resolved, or has received any written notice from the SEC or other Governmental Entity that such Company SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Reports (including the financial statements included therein). None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations, cash flows and changes in stockholders’ equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

(c) The information to be supplied by or on behalf of the Company for inclusion in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(e) Internal Controls.

(i) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2013, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (a) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adverse and materially affect the Company’s ability to record, process, summarize and report financial information and (b) any known fraud.

(ii) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the New York Stock Exchange.

3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected, accrued or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger) and (c) other Liabilities that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. From the date of the Company Balance Sheet through the date of this Agreement, except as contemplated hereby, there have not been any events, changes, occurrences effects or circumstances that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the

Ordinary Course of Business and (b) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (b), (g), (h) and (k) of Section 5.1 and paragraph (r) of Section 5.1 as it relates to paragraphs (b), (g), (h) and (k) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) The Company and each of its Subsidiaries have timely filed all income and all other material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have paid (or caused to be paid) on a timely basis all material Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b) The Company and each of its Subsidiaries have timely withheld (and timely paid over to the appropriate Governmental Entity) all material Taxes required to be withheld by the Company or such Subsidiary, as the case may be.

(c) As of the date of this Agreement, no examination, audit, investigation or other proceeding of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company and/or its Subsidiaries do not file Tax Returns that the Company or its Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has any Liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), (ii) as a transferee or successor, or (iii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to Tax provisions in commercial agreements or arrangements that are not primarily related to Taxes).

(e) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.9 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of

its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent prior to the date of this Agreement complete and accurate copies of all Company Leases in all material respects.

3.10 Intellectual Property.

(a) The Company has made available to the Parent prior to the date of this Agreement a true and complete list of all Registered Intellectual Property owned by or licensed exclusively to, the Company or any of its Subsidiaries, indicating for each item (other than Domain Names) the owner, the registration or application number, the applicable filing jurisdiction, and the status of such application or registration.

(b) All Company Intellectual Property that is owned by the Company or any of its Subsidiaries is owned free and clear of all Liens, exclusive licenses, and options held by others to own, license or encumber the same. Each material item of Company Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned, and to the Company’s Knowledge is valid and enforceable.

(c) Neither the Company nor any of its Subsidiaries has granted to any Person a joint ownership interest in, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property that is or was Company Intellectual Property and is material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has transferred to any Person in the prior three (3) years ownership of any Intellectual Property that was Company Intellectual Property and that at the time of the transfer was material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole.

(d) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects.

(e) The Company has made available to the Parent prior to the date of this Agreement a true and complete list of all material Company Products. Each Company Product and the conduct of the business of the Company and its Subsidiaries, as currently conducted, and as conducted during the past three (3) years, does not and has not infringe(d), violate(d) or constitute(d) a misappropriation of any Intellectual Property of any third party, or constitute(d) unfair competition or trade practices under applicable law, in each case, other than any such infringement, violation or misappropriation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, no Action is pending naming the Company or any of its Subsidiaries as defendant, nor has any of them received any written claim or notice within the past three (3) years from any Person naming the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other Person, as defendant (i) alleging any infringement, violation, misappropriation, or unfair competition or trade practice relating to the use of a Company Product or the conduct of the business of the Company and its Subsidiaries or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

(f) In each case in which the Company or any of its Subsidiaries has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Intellectual Property for any of them, the Company or any of its Subsidiaries, as the case may be, has obtained an assignment or transfer of all such Intellectual Property to the Company or any of its Subsidiaries.

(g) The Company and each of its Subsidiaries has implemented and enforced commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property that it owns and of any Intellectual Property provided to it by any other Person with an obligation to maintain in confidence, in each case, of a nature whose value is derived from it being kept confidential. Without limiting the generality of the foregoing, the Company and its Subsidiaries have, and enforce, a policy requiring each employee, consultant and independent contractor that has access to any such Intellectual Property to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof.

(h) To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries has brought any Action or provided any notice threatening any Action against any third party concerning the foregoing, in each case, that remains unresolved.

(i) The Company has made available to the Parent prior to the date of this Agreement true and complete copies of all contracts and agreements pursuant to which Company or any of its Subsidiaries has licensed and/or acquired from or otherwise been granted by a third party (a) any Software embedded in or distributed with any Company Product that is material to any such Company Product, not including any Software licensed pursuant to Open Source Licenses or off the shelf commercially available Software having a purchase price of under $10,000, and (b) any hardware or Software that is critical to the infrastructure, grid management or connectivity of any Company Product or that is critical to the Company and its Subsidiaries taken as a whole (“In-Licenses”).

(j) The Company has made available to the Parent prior to the date of this Agreement true and complete copies of all contracts and agreements (i) pursuant to which the Company or any of its Subsidiaries (A) has granted any third party any licenses to any material Company Intellectual Property other than Ordinary Course Licenses, or (B) granted any license to any Company Product, other than Ordinary Course Licenses. (The foregoing, together with the Ordinary Course Licenses, the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”).

(k) The consummation of the transactions contemplated hereby will not (i) in any material respect, violate or result in the material breach, modification, cancellation, termination, or suspension of any IP Contract, (ii) result in the release of any Source Code or other proprietary confidential Intellectual Property of the Company or the Surviving Corporation or in the granting of any right or licenses to any Company Intellectual Property to any third party, or (iii) subject the Company or any of its Subsidiaries to any non-compete or other restriction on the operation or scope of their respective businesses in any IP Contract. All IP Contracts shall survive the Closing in accordance with their terms for the benefit of the Surviving Corporation, and, as of immediately after the Closing, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under all IP Contracts that they had prior to the Closing.

(l) Neither the Company nor any of its Subsidiaries has (i) granted, nor is any of them obligated to grant, access or rights to any of its Source Code in or for any Company Products, (ii) rendered any of its Source Code subject to any Open Source License, (iii) licensed, distributed or used any material Software in material breach of the terms of any Open Source License, or (iv) licensed or granted a third party the right to obtain any of its Source Code in any Company Product or Software owned by the Company or any of its Subsidiaries (including in any such case, any conditional right to access, or under which Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any Source Code).

(m) As of the date of this Agreement, no Action by any third party is pending against the Company or any of its Subsidiaries, nor has any of them received any written claim or notice and since January 1, 2013 with respect to any material warranty claim relating to any Company Products (including with respect to any material delay, defect, deficiency, or security or service level failure of any product, or quality of any service) or with respect to the material breach of any material agreement (including any Out-License) under which such Company Products have been supplied or provided, in each case, which remains unresolved.

(n) No Software included in any Company Product that was developed by the Company or any of its Subsidiaries, or to the Company’s Knowledge, by any third party, contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other software routines or hardware components that (i) enable or assist any Person to access without authorization or disable or erase the Company Products, (ii) otherwise significantly adversely affect the functionality of the Company Products or (iii) gain unauthorized acquisition of or access to Protected Information created, received, maintained or transmitted through those Company Products.

3.11 Privacy and Data Security.

(a) Since January 1, 2013, the Company and each of its Subsidiaries’ receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Protected Information, and any such activities performed or handled by authorized third parties on the Company’s or a Subsidiary’s behalf, has complied in all material respects with (i) any contracts to which the Company or any Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) PCI DSS, as applicable to the Company or a Subsidiary, (iv) all applicable policies and procedures adopted by the Company or a Subsidiary relating to Protected Information, and (v) all consents and authorizations that apply to the Protected Information that have been obtained by the Company or a Subsidiary. The Company and each of its Subsidiaries have all material rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in its possession or under its control in connection with the operation of its business. The Company and each of its Subsidiaries have posted, in accordance with Information Privacy and Security Laws, as applicable, privacy policies governing its use of Protected Information on its websites made available by the Company and each of the Company Subsidiaries, and since January 1, 2013, the Company and each of its Subsidiaries has complied with such current and former published privacy policies in all material respects.

(b) There has been no data security breach of any Company Products, any material Company or Subsidiary systems, networks or information technology that transmits or maintains Protected Information or other incidents involving the unauthorized access, acquisition, use, or disclosure of any Protected Information, owned, used, maintained or controlled by or on behalf of the Company or its Subsidiaries, including any such unauthorized access, acquisition, use or disclosure of Protected Information that would constitute a breach for which notification to individuals and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or contracts to which the Company or a Subsidiary is a party.

(c) Since January 1, 2013, the Company and each of its Subsidiaries have implemented and maintained an appropriate written information security program designed in accordance with applicable industry standards to (i) identify and address internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information, (ii) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to control these risks and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security compromising unencrypted data containing Protected Information. In each of the past three years, each of the Company and Subsidiaries has performed a security risk assessment in accordance with industry standards and as required under PCI DSS and addressed and remediated all critical, high risk, or material threats and deficiencies identified in those security risk assessments.

(d) No Person has: (i) provided a written notice or audit request to the Company or a Subsidiary, (ii) made any written claim against the Company or a Subsidiary or, (iii) to the Company’s Knowledge, commenced any investigation, litigation or proceeding, in each case, with respect to (A) any alleged violation of Information Privacy and Security Laws by the Company or a Subsidiary or (B) any of the Company’s or a Subsidiary’s privacy or data security practices, including any loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or its Subsidiaries.

3.12 Contracts.

(a) The Company has made available to the Parent prior to the date of this Agreement a true and complete copy of each Company Material Contract in effect as of the date of this Agreement (except for purchase orders and invoices not evidenced by another underlying written agreement) to which the Company is a party as of the date of this Agreement.

(b) Each Company Material Contract is in full force and effect except to the extent it has expired in accordance with its terms prior to the date of this Agreement or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor,

to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries and, to the Company’s Knowledge, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

3.13 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation (collectively, “Action”) pending and of which the Company has been notified or, to the Company’s Knowledge, threatened (a) against the Company, any of its Subsidiaries or any of their respective properties or assets, that (i) seeks a recovery against the Company in an amount in excess of $500,000, (ii) seeks material injunctive relief against the Company, (iii) seeks to impose any legal restraint on or prohibition against or limit the Company’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) individually or in the aggregate with all other pending or threatened Actions, is reasonably likely to have a Company Material Adverse Effect, or (b) whether or not naming the Company or any of its Subsidiaries, against any (1) current director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), or (2) to the Knowledge of the Company, former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such). As of the date of this Agreement, there are no material judgments, orders, writs, injunctions or decrees outstanding against the Company or any of its Subsidiaries, or any of their respective properties or assets that would, individually or in the aggregate, (i) be or reasonably be expected to be, material to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (ii) reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable law.

3.14 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is in violation of any Environmental Law; (b) none of the properties owned by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance; and (c) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations. As of the date of this Agreement, no Action is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Subsidiary that seek to impose, or that is reasonably likely to result in the imposition of, any material Liability arising under any Environmental Law upon the Company or any of its Subsidiaries.

(b) The parties hereto agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.14. Without limiting the generality of the foregoing, the Parent specifically acknowledges that the representations and warranties contained in Sections 3.16 and 3.17 do not relate to environmental matters.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b) With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent prior to the date of this Agreement a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent filed annual report (Form 5500) filed with the IRS, including all schedules thereto, if any, (iii) the most recent determination letter or opinion letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code, (iv) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan and (v) all contracts and other material documentation (e.g., actuarial reports) relating to each Company Employee Plan.

(c) Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to the Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification.

(f) None of the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates has or could reasonably be expected to have any direct or contingent Liability with respect to any (i) “defined benefit plan” (as defined in Section 414 of the Code), (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “funded welfare plan” within the meaning of Section 419 of the Code or (v) any Company Employee Plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(g) Neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

(i) There is no contract, plan, agreement or arrangement to which the Company or any of its Subsidiaries is a party, which, individually or collectively, could, and neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will, give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(j) Each Company Employee Plan and contract, agreement, plan or arrangement between the Company or any of its Subsidiaries and any Company Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) has been at all times since January 1, 2005 (or, if later, the date it became effective) in operational compliance with Section 409A and at all times since January 1, 2009 (or, if later, the date it became effective) in documentary compliance, except, in each case, (i) for non-qualified deferred compensation plans that have been corrected in their entirety through a method and in a manner and timeframe specifically permitted by, and meeting all requirements of, Section 409A and thereafter remained in full compliance with Section 409A or (ii) failures to be in operational or documentary compliance as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party covering any employee of the Company that, individually or collectively, could require the Company or any of its Subsidiaries to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any employee for Tax-related payments under Section 409A.

3.16 Compliance With Laws.

(a) The Company and each of its Subsidiaries is in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors is violating any Anti-Corruption and Anti-Bribery Laws in any material respect. To the Company’s Knowledge, there are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

3.17 Permits. The Company and its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company Permits are in full force and effect and no suspension or cancellation of any such Company Permits is pending or, to the Company’s Knowledge, threatened, except for any suspensions or failures to be in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.18 Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement between or applying to one or more Company Employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to Company Employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that are reasonably likely to have a Company Material Adverse Effect.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. Without limiting the foregoing, as of the date of this Agreement, there are no grievances outstanding against the Company or any of its Subsidiaries;

nor are there any unfair labor practice complaints pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries before the National Labor Relations Board or any court, tribunal or other Governmental Entity, or any current union representation questions involving employees of the Company or any of its Subsidiaries in each case that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

(c) The Company and its Subsidiaries have complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, prohibited discrimination (including but not limited to discrimination based on age, gender, race, national or ethnic origin, or disability), Tax withholding, immigration control and employee classification, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears or wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business) except for any failure to comply with the prior provisions of this sentence that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The employment of each employee of the Company and its Subsidiaries is terminable at will without material cost or Liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination, other than pursuant to agreements (or forms thereof) provided to the Parent prior to the date hereof or for severance or other benefits required by applicable laws.

(d) Individuals who are or were performing consulting or other services for the Company or any of its Subsidiaries have been classified correctly in all material respects by the Company or its Subsidiaries as either “independent contractors” (or comparable status in the case of a foreign Subsidiary) or “employees,” as the case may be, (ii) at the Effective Time, with respect to those individuals still performing consulting services for the Company or its Subsidiaries as of the Effective Time, such individuals will qualify for such classification and (iii) all individuals who are or were classified as employees as of the Effective Time have been correctly classified as exempt or non exempt, as the case may be, under the Fair Labor Standards Act or other applicable laws except for any failure to comply with the prior provisions of this sentence that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.19 Opinion of Financial Advisor. The financial advisor of the Company, Goldman, Sachs & Co., has delivered to the Company Board an opinion to the effect that, as of the date of such opinion and based upon and subject to the qualifications, assumptions and limitations set forth therein, the $75.00 in cash per share of Company Common Stock to be paid to the holders of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

3.20 Section 203 of the DGCL; Takeover Laws. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. To the Company’s Knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement.

3.21 Customers; Suppliers.

(a) Customers. Section 3.21(a) of the Company Disclosure Schedule sets forth a list of the 20 largest customers of the Company and its Subsidiaries based upon subscription revenue for the fiscal year ended December 31, 2015 (each, a “Material Customer”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer that such customer shall not continue as a customer of the Company or that such customer intends to terminate or materially modify existing contracts with the Company.

(b) Suppliers. Section 3.21(b) of the Company Disclosure Schedule sets forth a list of the suppliers and vendors of the Company and its Subsidiaries with whom the Company and its Subsidiaries have spent at least $1,000,000 during the fiscal year ended December 31, 2015 (each, a “Material Supplier”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially modify existing contracts with the Company.

3.22 Export Control and Import Laws.

(a) To the Company’s Knowledge, (i) the Company and each of its Subsidiaries have complied in all material respects with all applicable export and reexport control laws and regulations (“Export Controls”), including but not limited to the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations, (ii) neither the Company nor any of its Subsidiaries has knowingly sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by the Laws or regulations of the United States or any other country, without obtaining prior authorization from the competent Government Entities as required by those laws and regulations, (iii) the Company and its Subsidiaries are in compliance in all material respects with all applicable U.S. and foreign import laws and regulations (“Import Restrictions”), including but not limited to Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(b) To the Company’s Knowledge, the Company and its Subsidiaries have complied in all material respects with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force since January 1, 2011.

(c) To the Company’s Knowledge, except pursuant to valid licenses, the Company and its Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(d) No action, proceeding, writ, injunction, claim, request for information, or subpoena is pending, or to the Company’s Knowledge, threatened, concerning or relating to any export or import activity of the Company or any Subsidiary. No voluntary self disclosures have been filed by or for the Company or any of its Subsidiaries with respect to possible violations of Export Controls and Import Restrictions.

(e) To the Company’s Knowledge, the Company and its Subsidiaries have maintained all records required to be maintained in the Company’s and its Subsidiaries’ possession as required under the Export Control and Import Restrictions.

3.23 Related Party Transactions. Except as set forth in the Company SEC Reports, to the Company’s Knowledge, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

3.24 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.24 of the Company Disclosure Schedule.

3.25 No Rights Plan. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

The Parent and the Purchaser, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Purchaser have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of the Parent or the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Parent’s or the Purchaser’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or the Purchaser is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement by the Parent or the Purchaser or the consummation by the Parent or the

Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, and (iii) required filings of the Offer Documents and the Schedule 14D-9 under the Exchange Act.

(d) No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

4.3 Information Provided. The information supplied or to be supplied by or on behalf of the Parent or the Purchaser for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

4.4 Operations of the Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Financing. The Parent and the Purchaser have, and will at the Acceptance Time and at the Closing have, access to sufficient cash, currently available lines of credit or other sources of immediately available funds to enable the payment by the Parent or the Purchaser in cash of all amounts required to be paid by the Parent or the Purchaser in connection with the transactions contemplated by this Agreement, including the payment of the Offer Price for each share of Company Common Stock tendered pursuant to the Offer, the payment of the Merger Consideration pursuant to the Merger, the payments owing to holders of Company Stock Options, Company Restricted Shares and Company RSUs under Section 2.8 and the payment of all fees and expenses related to or arising out of the transactions contemplated by this Agreement.

4.6 Ownership of Company Common Stock. None of the Purchaser or the Parent or any of their Affiliates directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of the Purchaser, the Parent or any of their Affiliates directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.7 Absence of Litigation. There is no Action pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries (including the Purchaser) or any of its or their respective properties or assets except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. None of the Parent or its Subsidiaries (including the Purchaser) is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

4.8 Other Agreements or Understandings. The Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, the Parent has furnished to the Company correct and complete copies thereof) between or among the Parent, the Purchaser, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries.

4.9 Independent Investigation. Each of the Parent and the Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and the Purchaser and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.10 No Other Company Representations or Warranties. The Parent and the Purchaser hereby acknowledge and agree that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as otherwise expressly contemplated or expressly permitted by this Agreement, by any agreement, plan or arrangement in effect on the date hereof and set forth in the Company Disclosure Schedule, or as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, (i) act and carry on its business in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and (ii) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees (other than where termination of such services is for cause) and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or expressly permitted by this Agreement, by any agreement, plan or arrangement in effect on the date hereof and set forth in the Company Disclosure Schedule, or as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price, (B) from holders of Company Stock Options, Company Restricted Shares or Company RSUs in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(k), authorize for issuance, issue, deliver, sell, grant, agree or commit to issue, deliver, sell or grant (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement, (ii) upon the vesting of Company RSUs or Company Restricted Shares outstanding on the date of this Agreement or (iii) pursuant to the Company ESPP in accordance with this Agreement;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing any of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or any equity interest therein or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, lease, license, pledge, abandon or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;

(f) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging the Parent or the Purchaser from acquiring control of the Company pursuant to this Agreement;

(g) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness or any other Liabilities of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and landlords in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates or (v) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as included in the Company’s budget for capital expenditures made available to the Parent prior to the date of this Agreement;

(i) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) amend any income or other material Tax Return, make or change any material Tax election, settle or compromise any material Tax claim or assessment by any Governmental Entity, change any material Tax accounting method or surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) (i) adopt, enter into, terminate or materially amend any employment, change of control, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any Collective Bargaining Agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment); (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business for non-executive officers and payment of bonuses consistent with the arrangements disclosed to the Parent), it being understood (for the avoidance of doubt) that the Company and its Subsidiaries may, subject to clause (viii) below, hire new employees and promote non-executive employees in the Ordinary Course of Business, it being further understood, however, that the Company may not promote or otherwise change the title or employment status of any Company employee at the level of director or above; (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement; (iv) grant any stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock other than grants made to new hires consistent with amounts set forth in Section 5.1(k) of the Company Disclosure Schedule; (v) make or forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries; (vi) grant any severance or termination pay (in cash or otherwise) to any employee or officer of the Company or any of its Subsidiaries, except as consistent with past practices described in Section 5.1(k) of the Company Disclosure Schedule; (vii) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Company Employee Plans or agreements subject to the Company Employee Plans or any other contract, plan, agreement or arrangement of the Company, other than deposits and contributions that are required pursuant to the terms Company Employee Plans or any agreements subject to the Company Employee Plans in effect as of the date hereof; or (viii) hire any employee who reasonably would be expected to develop Intellectual Property that is material to the businesses of the Company or its Subsidiaries without requiring them to execute the Company’s standard form of confidentiality and inventions assignment agreement;

(l) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Offer and the Merger);

(m) commence (other than any collection action in the Ordinary Course of Business), settle or compromise any pending or threatened Action or pay, waive, discharge or satisfy or agree to pay, waive, discharge or satisfy any claim or Liability (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of any claims or Liability (i) expressly reflected or reserved against in full on the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the Ordinary Course of Business or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is not, individually or in the aggregate, material to the Company and its Subsidiaries on a consolidated basis;

(n) except as required by applicable law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the Ordinary Course of Business;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) (ii) modify, amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder; (iii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof; (iv) commit any waste or nuisance on any such property; or (v) make any material changes in the construction or condition of any such property, in each case other than in the Ordinary Course of Business;

(p) except as required by applicable law, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company;

(q) except as required by applicable law, terminate or modify or waive in any material respect any right under any Company Permit; or

(r) enter into a contract or agreement to do any of, or authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Conduct of Business by the Parent and the Purchaser Pending the Merger. The Parent and the Purchaser agree that, between the date of this Agreement and the Effective Time, (a) they shall not, directly or indirectly, without the prior consent of the Company, enter into any agreement to acquire, or consummate any acquisition of, the business or assets of any third party (whether by merger, consolidation, recapitalization, share exchange, tender offer, acquisition of assets or otherwise) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement and (b) the Purchaser shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer, the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Specified Time, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ directors and officers not to, and shall not authorize or knowingly permit any of its other Representatives to, directly or indirectly:

(i) Solicit, initiate, or knowingly encourage, or induce any inquiries or the making, submission or announcement of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal or any indication of interest that would reasonably be expected to lead to an Acquisition Proposal, or furnish to any Person that is seeking to make or has made an Acquisition Proposal or any indication of interest that would reasonably be expected to lead to an Acquisition Proposal any information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries;

(iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal or any indication of interest that would reasonably be expected to lead to an Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iv) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than the Parent).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company may (A) furnish information with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), or (B) participate or engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal or (C) amend, or grant a waiver or release under, any standstill or similar agreement; provided, however, that in the case of any action taken pursuant to the foregoing clauses (A), (B) or (C), (1) none of the Company or any of its Subsidiaries shall have breached or violated in any material respect the terms of this Section 6.1 in connection with such Qualified Person, (2) prior to taking any of the actions set forth in clause (A) or (B) with respect to a Qualified Person, (x) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations under applicable law, (y) the Company shall have entered into a confidentiality agreement the terms of which are no less favorable with respect to the Company than the Confidentiality Agreement (which confidentiality agreement shall not include any provisions that would prevent or restrict the Company or its Representatives from providing any information to the Parent to which the Parent would be entitled under any provision of this Agreement) and (z) the Company shall have given the Parent written notice of the Company’s determination that such Person is a Qualified Person and (3) contemporaneously with furnishing any information to such Person, the Company furnishes such information to the Parent (to the extent such information has not been previously furnished or made available by the Company to the Parent).

(b) No Change in Recommendation. Prior to the Specified Time:

(i) the Company Board shall not, except as set forth in this Section 6.1, withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, in any such case in a manner adverse to the Parent, the approval or recommendation by the Company Board with respect to the Offer;

(ii) the Company Board shall not, except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal, or fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after commencement of such offer (and at all times thereafter during which any such tender offer or exchange offer is pending);

(iii) the Company Board shall not, except as set forth in this Section 6.1, fail to include the approval or recommendation by the Company Board with respect to the Offer in the Schedule 14D-9; or

(iv) the Company Board shall not, except as set forth in this Section 6.1, publicly propose to take any of the foregoing actions (any action described in the preceding clauses (i), (ii) or (iii) being referred to herein as a “Company Board Recommendation Change”).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Acceptance Time, the Company Board may (I) effect a Company Board Recommendation Change in response to a Company Intervening Event or (II) effect a Company Board Recommendation Change with respect to an Acquisition Proposal that the Company Board determines in good faith constitutes a Superior Proposal (after consultation with its financial advisors and outside legal counsel), in each case, only if: (i) in the case of (II), neither the Company nor any of its Subsidiaries has breached in any material respect the provisions of this Section 6.1 with respect to such Acquisition Proposal; (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel and after considering any offer made by the Parent pursuant to clause (v) below) that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law; (iii) the Company has notified the Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement), which notice shall attach the agreement providing for such Superior Proposal and the identity of the Person making such Superior Proposal, or provide a summary of the Company Intervening Event, as applicable; (iv) if requested by the Parent, the Company shall have made its Representatives available to discuss with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the four (4) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (v) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Company Board shall have determined in good faith (after consultation with its financial advisors and outside legal counsel), after considering the terms of such offer by the Parent, that the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary obligations under applicable law and, in the case of (II), the applicable proposal still constitutes a Superior Proposal (it being understood and hereby agreed that every subsequent material revision or material modification to any such Superior Proposal shall require a new Recommendation Change Notice by the Company to the Parent pursuant to the preceding clause (iii) and a new two (2) Business Day “matching” period under the preceding clauses (iv) and (v) following the initial four (4)-Business Day “matching” period). For clarity, a Recommendation Change Notice is separate from and need not precede or accompany a Superior Proposal Notice (as defined and provided for in Section 8.1(e)).

(c) Notices to the Parent. The Company shall promptly (within one (1) Business Day) advise the Parent orally, with written confirmation to follow within such period, of the Company’s receipt of (i) any written Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry that would reasonably be expected to lead to any Acquisition Proposal, in each case, including the material terms and conditions of any such Acquisition Proposal, request or inquiry (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof and any material amendments or modifications thereto), and the identity of the Person making any such Acquisition Proposal, request or inquiry.

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (which “stop, look and listen” statement, in and of itself, shall not be deemed to constitute an adverse Company Board Recommendation Change); provided, that any “stop, look and listen” statement also includes an express reaffirmation of the approval or recommendation by the Company Board with respect to the Offer.

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing that each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company.

6.2 New York Stock Exchange Listing. The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on the New York Stock Exchange during the term of this Agreement.

6.3 Confidentiality; Access to Information.

(a) The parties hereto acknowledge that the Parent and the Company have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

(b) During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to and shall use its commercially reasonable efforts to cause each of its Representatives to) afford to the Parent’s Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to its officers, employees, agents, properties, offices, facilities, books, contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to and shall use its commercially reasonable efforts to cause each of its Representatives to) furnish promptly (to the extent not otherwise publicly available) to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and assets as the Parent may reasonably request; provided, however, that no information or knowledge obtained by the Parent in any investigation conducted pursuant to this Section 6.3 shall affect or be deemed to modify or waive (i) any right or claim of the Parent or the Surviving Corporation with respect to any representation or warranty of the Company set forth herein, or (ii) any condition to the obligations of the Parent and the Purchaser to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided, further, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would: (A) result in the disclosure of any trade secrets of any third party, (B) violate any legal requirement or contract or any obligation of the Company with respect to confidentiality or privacy, including under any privacy policy, or (C) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine. The parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the immediately preceding proviso apply. The Parent will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. Prior to the Closing, neither the Parent nor the Purchaser shall (and each shall cause their Affiliates and Representatives not to) contact or communicate with any of the employees, customers, partners, licensors or suppliers of the Company or any of its Subsidiaries, without the prior written consent of the Company.

6.4 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1, Section 6.4(b), Section 6.4(c) and Section 6.4(d), the Company and the Parent shall each use (and shall cause each of its respective Subsidiaries to use) its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their respective Subsidiaries, or to avoid any action or order by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other applicable law;

(iv) contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a “Restrictive Order”) which has the effect of prohibiting consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Parent shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clause (iii), including by providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. The Company and the Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 6.4 as “Outside Counsel Only Material,” and may redact the materials as necessary (A) to remove references concerning the valuation of the Company, (B) to comply with contractual arrangements and (C) to address reasonable attorney-client or other privilege or confidentiality concerns. For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 6.4(a) shall modify or affect their respective rights and responsibilities under Section 6.4(c).

(b) Without limiting the generality of anything contained in this Section 6.4, each of the Parent and the Company shall (i) as soon as reasonably practicable and in any event within ten (10) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement and (ii) as promptly as reasonably practicable following the date of this Agreement, make appropriate initial filings, if any, pursuant to any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement. Each party hereto shall bear its own expenses in connection with any filings and actions contemplated pursuant to this Section 6.4. None of the Parent, the Purchaser or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

(c) Subject to the terms hereof, including Section 6.4(d), the Parent and the Company will, and shall cause each of their respective Subsidiaries to, cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under any applicable Antitrust Laws, to respond as promptly as reasonably practicable to any government requests for information under any applicable Antitrust Laws, and to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated. Each party hereto shall (i) give the other parties prompt notice of any request, inquiry, objection, charge or other Action, actual or threatened, by or before any Governmental Entity with respect to the Offer, the Merger or any of the transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, objection, charge or other Action, (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Offer or the Merger and (iv) permit the other parties to review in advance, and consider in good faith any comments made by the other parties in relation to, any proposed substantive communication by such party to any Governmental Entity relating to such matters. The parties hereto will (A) use their reasonable best efforts to resolve any such request, inquiry, objection, charge or other action so as to permit consummation of the transactions contemplated by this Agreement, and (B) consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the Offer, the Merger or any of the transactions contemplated by this Agreement. Such cooperation shall include consulting with each other in advance of any meeting or substantive communication with any Governmental Entity and, to the extent permitted by law or such applicable Governmental Entity, providing each other the opportunity to participate in such meetings and other substantive conversations.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Parent, the Purchaser or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of the Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, the Parent, the Purchaser or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, the Parent, the Purchaser or any of their respective Subsidiaries in any manner or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, the Parent, the Purchaser or any of their respective Subsidiaries; provided, that if requested by the Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

6.5 Public Disclosure. Except as may be required by law or stock market regulations (in which cases the party subject to such requirement shall use commercially reasonable efforts to consult with the other party with respect to any such required disclosure), (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall obtain the prior written consent of the other party before issuing any other press release or otherwise making any public statement with respect to the Offer, the Merger or this Agreement; provided, however, that these restrictions shall not apply to any Company communications to the extent relating to a Trigger Event, a Superior Proposal Notice or a Recommendation Change Notice.

6.6 Indemnification.

(a) From and after the Acceptance Time, each of the Parent and, from and after the Effective Time, the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or one of its Subsidiaries as a director, officer, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time, in all cases to the full extent provided in the certificate of incorporation and bylaws of the Company and indemnification agreements between the Company and any of its Indemnified Parties, in all cases as in effect as of the date of this Agreement.

(b) From the Effective Time through the six (6) year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement for an annual cost not to exceed the Maximum Premium and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six (6) year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, either (A) as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium or (B) a Reporting Tail Endorsement for the remainder of such period for an annual cost not to exceed the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Acceptance Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than the Maximum Premium for such Reporting Tail Endorsement. If the Company purchases a Reporting Tail Endorsement in accordance with the immediately preceding sentence, then the Parent shall be relieved from its obligations pursuant to Section 6.6(c)(i) so long as the Parent maintains, or causes the Surviving Corporation to maintain, as applicable, such Reporting Tail Endorsement in full force and effect for its full term.

(d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.6.

(e) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.7 Notification of Certain Matters. Prior to the Specified Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person contained in this Agreement to be untrue or inaccurate (i) in the case of the Company, in any manner that would result in the failure of the condition set forth in clause (c)(ii) of Annex I or (ii) in the case of the Parent, that has had or is reasonably likely to have a Parent Material Adverse Effect, in each case at any time from and after the date of this Agreement until the Specified Time or (b) any material failure of the Parent and the Purchaser or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement. The parties hereto agree that the Company’s compliance or failure to comply with this Section 6.7 shall not be taken into account for purposes of determining whether the condition referred to in clause (c)(iv) of Annex I has been satisfied.

6.8 Employee Benefits Matters.

(a) From and after the Acceptance Time, the Parent shall, and shall cause the Surviving Corporation to, carry out all employer responsibilities under all Company Employee Plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Acceptance Time. Subject to the foregoing, for a period of one year following the Effective Time, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) a base salary, commissions, and annual bonus substantially comparable, in the aggregate, to the total cash compensation package (including base salary, commissions and annual bonus, but excluding any equity awards or equity based benefits) provided to each such employee immediately before the Acceptance Time and (ii) other employee benefits (excluding any equity awards or equity based benefits) that are substantially comparable, in the aggregate, to the other benefits provided to such employees immediately before the Acceptance Time. Notwithstanding the foregoing, the Parent shall be entitled to adjust the Company’s sales commission plan to align with the Parent’s sales commission plan after the end of the Parent’s current fiscal year.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the New Plans, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Acceptance Time, to the same extent as such Company Employee was entitled, before the Acceptance Time, to credit for such service under any similar Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Acceptance Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Acceptance Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Acceptance Time and (B) the Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If any Company Employee (who is not otherwise a party to an employment agreement that provides for severance) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are equal to the greater of (i) the severance benefits that would have been paid under the Company Severance Practices as in existence on the date of this Agreement or (ii) the severance benefits payable under similar circumstances pursuant to a severance plan of the Parent or its Affiliates as may be in effect at such time for similarly situated United States employees of the Parent and its Affiliates and giving effect to the provisions of this Section 6.8.

(d) From and after the Acceptance Time, the Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries of the Company as in effect immediately prior to the Acceptance Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company.

(e) The provisions of Sections 6.8(a) through 6.8(c) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

(f) Unless the Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated, the Company shall terminate any and all 401(k) plans maintained by the Company or any ERISA Affiliates, in each case effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as the Parent (the “401(k) Termination Date”). The Company shall provide the Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The Company shall also take such other actions in furtherance of terminating any such 401(k) plans as the Parent may reasonably request. If the Company 401(k) plan is terminated hereto as of the 401(k) Termination Date, the Parent shall permit Company Employees to roll over their account balances (including loan notes) to a 401(k) plan of the Parent or an Affiliate of the Parent.

(g) Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of the Parent or the Surviving Corporation to terminate or cause to terminate the employment or service of any employee, independent contractor, director or other service provider of the Company or its Subsidiaries in a manner consistent with any applicable individual agreements covering such service providers at any time following the Closing Date; (ii) constitute an amendment or modification of any plan; (iii) create any third party rights in any such current or former service provider of the Company or its Subsidiaries (including any beneficiary or dependent thereof); or (iv) obligate the Parent or the Surviving Corporation to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Parent or the Surviving Corporation from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

6.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to this Agreement or the Offer, the Merger or any of the other transactions contemplated by this Agreement, the Company shall use its commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.10 Rule 16b-3. Prior to the Effective Time, each of the Parent and the Company shall take all reasonable steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable law.

6.11 Rule 14d-10 Matters. Notwithstanding anything herein to the contrary (but subject in all respects to Section 5.1), the Company shall not, from and after the date hereof and until the Specified Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company, unless prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of the applicable New York Stock Exchange Rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

6.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the Parent or the Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Time and (b) prior to the Acceptance Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.13 Security Holder Litigation.

(a) The Company shall promptly advise the Parent in writing of any litigation commenced after the date hereof against the Company or any of its directors by any stockholders of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep the Parent reasonably and regularly informed regarding any such litigation.

(b) The Company shall give the Parent the opportunity to consult with the Company regarding the defense or settlement of any litigation filed against the Company or any of its directors or officers in connection with any of the transactions contemplated by this Agreement (including the Offer and the Merger), shall reasonably consider the Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of the Parent.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions (provided that no party may invoke the failure or nonsatisfaction of either such condition if such party’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure or nonsatisfaction of such condition):

(a) Completion of the Offer. The Parent or the Purchaser shall have irrevocably accepted for purchase and paid for all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of prohibiting the consummation of the Merger or making the consummation of the Merger illegal or otherwise preventing the consummation of the Merger.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party):

(a) by mutual written consent of the Parent and the Company at any time prior to the Acceptance Time;

(b) by either the Parent or the Company at any time prior to the Acceptance Time and after the Outside Date if the Acceptance Time shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Outside Date);

(c) by either the Parent or the Company at any time prior to the Acceptance Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to fulfill any of its obligations under this Agreement;

(d) by the Parent, prior to the Acceptance Time, if: (i) the Company Board shall have failed to recommend the tender of shares of Company Common Stock pursuant to the Offer in the Schedule 14D-9 or shall have effected a Company Board Recommendation Change; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Offer and the Merger); (iii) there shall have been, in any material respect, a Willful Breach by the Company of the provisions of Section 6.1; or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer (each of clauses (i) through (iv), a “Trigger Event”);

(e) by the Company, at any time prior to the Acceptance Time, in the event that: (i) the Company shall have received a Superior Proposal that did not result from or arise in connection with a material breach of Section 6.1; (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary obligations under applicable law; (iii) the Company has notified the Parent in writing that it intends to enter into a definitive agreement relating to such Superior Proposal, attaching the definitive version of such agreement (a “Superior Proposal Notice”) (it being understood that the Superior Proposal Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (iv) if requested by the Parent, the Company shall have made its Representatives available to discuss with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the four (4) Business Day period following delivery by the Company to the Parent of such Superior Proposal Notice; (v) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Company Board shall have determined in good faith, after considering the terms of such offer by the Parent, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal; (vi) concurrently with the termination of this Agreement, the Company pays the Parent (or its designee) the Termination Fee contemplated by Section 8.3(b)(ii) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; and (vii) in the event of any amendment or modification to the financial or other terms of the definitive agreement included with a Superior Proposal Notice, the Company shall be required to deliver a new Superior Proposal Notice to the Parent and to comply with all of the requirements of this Section 8.1(e) with respect to such new Superior Proposal Notice (but only for a new two (2) Business Day period);

(f) by the Parent, prior to the Acceptance Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in clauses (c)(ii) or (c)(iv) of Annex I not to be satisfied, and (ii) shall not have been cured within 20 Business Days following receipt by the Company of written notice of such breach or failure to perform from the Parent; provided that neither the Parent nor the Purchaser is then in material breach of any representation, warranty or covenant under this Agreement;

(g) by the Company, prior to the Acceptance Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Purchaser set forth in this Agreement, which breach or failure to perform shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured within 20 Business Days following receipt by the Parent of written notice of such breach or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(h) by the Company upon two (2) Business Days’ notice to the Parent, if, for any reason, the Purchaser shall have failed to irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of the Parent, the Company, the Purchaser or their respective Representatives, stockholders or Affiliates; provided that, (a) any such termination shall not relieve any party hereto from Liability for any Willful Breach and (b) the provisions of Section 6.3(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b) The Company shall pay the Parent (or its designee) the Termination Fee in the event that this Agreement is terminated:

(i) by the Parent pursuant to Section 8.1(d);

(ii) by the Company pursuant to Section 8.1(e); or

(iii) by either the Parent or the Company pursuant to Section 8.1(b) or Section 8.1(f), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and (B) within 12 months after the date of termination, either the Company shall have consummated an Acquisition Proposal (whether or not the Acquisition Proposal referenced in the preceding clause (A)) or the Company shall have entered into a definitive acquisition agreement with respect to an Acquisition Proposal (whether or not the Acquisition Proposal referenced in the preceding clause (A)) and such Acquisition Proposal is subsequently consummated;

provided, however, that, for purposes of this Section 8.3(b), all references to “15%” and “85%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50.0%”. Any fee due under Section 8.3(b)(i) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid to the Parent by wire transfer of same-day funds concurrently with or prior to (and as a condition to) the termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds concurrently with or prior to the consummation of the transaction referenced in clause (B) of Section 8.3(b)(iii).

(c) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding any other provision of this Agreement, but subject to Section 8.2, payment of the fees described in this Section 8.3 shall constitute the sole and exclusive remedy of the Parent and the Purchaser in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that the Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent, the Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, the Purchaser, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates or its or their Representatives arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors to the extent permitted by law; provided that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective board of directors of the applicable parties.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“401(k) Termination Date” has the meaning set forth in Section 6.8(f).

“Acceptance Time” means the time at which the Purchaser irrevocably accepts for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

“Acquisition Proposal” means (a) any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its Subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 85% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (b) any proposal or offer for the issuance by the Company of 15% or more of its equity securities, (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets, revenues or earnings of the Company and its Subsidiaries, (d) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than 15% of the equity securities of the Company, (e) any proposal or offer for any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries or (f) any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

“Action” has the meaning set forth in Section 3.13.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Introductory Paragraph.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means 5:00 p,m., Eastern time, on May 27, 2016.

“Capitalization Representation” has the meaning set forth in Annex I.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 3.18(a).

“Company” has the meaning set forth in the Introductory Paragraph.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2016.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(b)(iv).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Purchaser and dated as of, and delivered to the Parent at or before the time of execution of this Agreement on, the date of this Agreement.

“Company Employee Plans” means all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates, other than those required by applicable law.

“Company Employees” means each employee of the Company and its Subsidiaries.

“Company ESPP” means the Company’s 2013 Employee Stock Purchase Plan.

“Company Intellectual Property” means all of the Intellectual Property owned by, or filed in the name of, or exclusively licensed to the Company or any of its Subsidiaries.

“Company Intervening Event” means a material event, development or change in circumstances with respect to the Company occurring or coming to the attention of the Company Board after the date of this Agreement and prior to the Acceptance Time, and which was not known, and could not reasonably be expected to have been known or foreseen, by the Company Board as of or prior to the date of this Agreement; provided, however, that in no event shall (a) the receipt, existence or terms of an Acquisition Proposal, (b) the status of the Merger under the HSR Act or any other Antitrust Law, or (c) any matter relating to the foregoing or consequence of the foregoing, constitute a Company Intervening Event.

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Material Adverse Effect” means any adverse fact, circumstance, event, change, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate, is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) to the extent resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (i) the identity of the Parent and (ii) the loss or departures of officers or employees or changes in relationships with existing or prospective suppliers, customers, distributors or other business relations, to the extent resulting from, arising out of, attributable to, or related to the transactions contemplated by this

Agreement (provided, that the exception in this clause (f) shall not apply for purposes of the representations and warranties in Sections 3.4, 3.10(k) and 3.15(i)); (g) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested, compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, and the failure to take any action prohibited by this Agreement (provided, that the exception in this clause (g) shall not apply to any adverse Effect to the extent resulting from the manner in which the Company takes or fails to take such action or complies with the terms of this Agreement); (h) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (j) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (k) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, arising out of the Offer, the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent such adverse Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (e) and (h) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business (in which case, such adverse Effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“Company Material Contract” means each of the following (to the extent still in effect as of the date of this Agreement or entered into after the date of this Agreement and for which the Company has not fully performed its obligations thereunder):

(a) any agreement or contract pursuant to which the Company and its Subsidiaries spent, in the aggregate, more than $1,000,000 during the fiscal year ended December 31, 2015;

(b) any agreement or contract containing any covenant, commitment or other obligation (A) in any material respect limiting the right of the Company or any of its Subsidiaries to engage in business, to make use of any Company Intellectual Property or to compete with any Person, (B) granting any exclusive rights to third parties in favor of third parties, (C) containing a “most favored nation” or similar provision, or (D) otherwise prohibiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies in any material respect;

(c) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(d) any agreement or contract pursuant to which Company or any of its Subsidiaries has granted any exclusive rights;

(e) any IP Contracts;

(f) other than in the Ordinary Course of Business, any contract or agreement to provide Source Code to any third party for any Company Product, including any contract or agreement to put such Source Code in escrow with a third party on behalf of a licensee or contracting party;

(g) any agreement or contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets that, individually or in the aggregate, have a value greater than $100,000, other than (1) sales of Company Products in the Ordinary Course of Business and (2) acquisitions of assets in the Ordinary Course of Business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(h) any material agreement or contract (including any material amendments thereto) with any Material Customer or Material Supplier;

(i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or contracts relating to the borrowing of money or extension of credit, in each case in excess of $200,000, other than loans to, or guarantees of obligations of, direct or indirect wholly-owned Subsidiaries, in each case in the Ordinary Course of Business; or

(j) any settlement agreement or contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business or (B) settlement agreements for cash only (which has been paid) and does not exceed $500,000 as to such settlement.

“Company Permits” has the meaning set forth in Section 3.17.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Products” means any and all products and services, including software as a service, that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of its Subsidiaries.

“Company Restricted Shares” means shares of Company Common Stock that are subject to repurchase by the Company pursuant to restricted stock or similar agreements with the Company.

“Company RSUs” mean restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Practices” means the Company’s severance practices, as described in Section 9.1 of the Company Disclosure Schedule.

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan.

“Company Stock Plan” means any stock incentive or equity-related plan of the Company.

“Company’s Knowledge” means the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 9.2 of the Company Disclosure Schedule (the “Company Knowledge Group”).

“Confidentiality Agreement” means the confidentiality agreement, dated as of May 13, 2016, between the Company and the Parent, together with any amendments or supplements thereto.

“Current D&O Insurance” means the current policies of the directors’ and officers’ liability insurance maintained by the Company.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“Effective Time” means the time at which the Merger becomes effective.

“Employee Benefit Plan” means (a) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any employee, officer or director of the Company or any of its Subsidiaries, (b) each employee benefit plan for which the Company or any of its Subsidiaries could incur Liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (c) any plan in respect of which the Company or any of its Subsidiaries could incur Liability under Section 4212(c) of ERISA, and (d) any contracts, arrangements or understandings between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries including any contracts, arrangements or understandings relating to a sale of the Company or any of its Subsidiaries, but excludes any plan, agreement, or arrangement required to be maintained by non-U.S. law.

“Environmental Law” means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (x) the Merger Consideration by (y) the volume weighted average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the ten (10) consecutive trading days ending on the date that is two (2) trading days immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), rounded to the nearest 0.00001.

“Export Controls” has the meaning set forth in Section 3.22(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign or domestic governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal or other governmental instrumentality and any national or international stock exchange) or any political or other subdivision or part of any of the foregoing.

“Hazardous Substance” means: (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Import Restrictions” has the meaning set forth in Section 3.22(a).

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries.

“Information Privacy and Security Laws” means all applicable laws, orders, directives, and decrees issued by a Governmental Entity, all regulations promulgated and guidance issued by any Governmental Entity thereunder, and any applicable self-regulatory guidelines, relating to: (i) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, processing, transfer, sharing, and destruction of Protected Information; or (ii) requirements for websites and mobile applications, online behavioral advertising, call or electronic monitoring or recording, or any outbound communications, including, but not limited to, outbound calling and text messaging, telemarketing, and e-mail marketing. “Information Privacy and Security Laws” includes, as applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996 as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 and Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 as amended (and any European Union Member States’ laws and regulations implementing them), the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000 as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, and other applicable data protection laws of the jurisdictions in which the Company or its Subsidiaries operate their respective businesses.

“Intellectual Property” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (a) patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”), (b) trademarks, service marks, trade names, trade dress and any other indicators of source, and all goodwill associated therewith (collectively, “Trademarks”), (c) designs, including industrial designs and Community Designs, (d) trade secrets, (e) copyrights and all other rights corresponding thereto in any works of authorship (collectively, “Copyrights”), (f) all rights to uniform resource locators, Web site addresses and domain names (collectively, “Domain Names”), (g) moral rights, (h) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, (i) other tangible or intangible proprietary or confidential information and materials, (j) any similar, corresponding or equivalent rights to any of the foregoing and (k) applications for and registrations of any of the foregoing, including such patents, trademarks, service marks, trade names, domain names, copyrights and designs.

“In-Licenses” has the meaning set forth in Section 3.10(i).

“IP Contracts” has the meaning set forth in Section 3.10(j).

“IRS” means the U.S. Internal Revenue Service.

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise) required to be recorded or reflected on a balance sheet under GAAP.

“Lien” means any mortgage, security interest, pledge, lien, charge, encumbrance, claim, option, license, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided in the Company’s latest financial statements included in the Company SEC Reports, (c) liens arising from actions of the Parent or the Purchaser, (d) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) liens arising under applicable securities laws, (h) any lien or encumbrance arising out of any license to Company Intellectual Property granted in the Ordinary Course of Business, (i) zoning, building and other similar codes and regulations, and (j) any conditions that would be disclosed by a current, accurate survey or physical inspection.

“Material Customer” has the meaning set forth in Section 3.21(a).

“Material Supplier” has the meaning set forth in Section 3.21(b).

“Maximum Premium” means 250% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance (which the Company represents is set forth in Section 6.6 of the Company Disclosure Schedule).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Minimum Condition” has the meaning set forth in Annex I.

“New Plans” means employee benefit plans of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” means the conditions of the Offer set forth on Annex I.

“Offer Documents” has the meaning set forth in Section 1.1(c).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.1(c).

“Old Plans” has the meaning set forth in Section 6.8(b).

“Open Source License” means a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works, or (c) be redistributed at no charge.

“Ordinary Course License” means a non-exclusive contract or agreement between the Company or any of its Subsidiaries and a third party entered into in the Ordinary Course of Business with respect to Company Products.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Outside Date” means December 1, 2016.

“Out-Licenses” has the meaning set forth in Section 3.10(j).

“Parent” has the meaning set forth in the Introductory Paragraph.

“Parent Common Stock” has the meaning set forth in Section 2.8(a)(ii).

“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Purchaser to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement.

“Paying Agent” means any bank or trust company mutually acceptable to the Parent and the Company.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.6(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 2.6(b) and Company Restricted Shares for which payment is made pursuant to Section 2.8).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Specified Time.

“Protected Information” means (i) any information that identifies, allows identification of or is otherwise identifiable with an individual or an individual’s device, (ii) any information that is governed, regulated, or protected by one or more Information Privacy and Security Laws, (iii) any information that is covered by the PCI DSS or (iv) any confidential information or Intellectual Property of the Company or a Subsidiary that the Company or a Subsidiary receives, creates, transmits or maintains in electronic form through Company or Subsidiary systems networks or other information technology.

“Purchaser” has the meaning set forth in the Introductory Paragraph.

“Qualified Person” means any Person that has made an Acquisition Proposal that remains outstanding that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal.

“Recommendation Change Notice” has the meaning set forth in Section 6.1(b).

“Registered Intellectual Property” means any: (a) Patent, (b) Trademark, (c) Copyright, (d) Domain Name, and (d) any other Intellectual Property, in each case, that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity or other public legal authority or Internet domain name registrar.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with coverage terms no more favorable to the Indemnified Parties than the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Restrictive Order” has the meaning forth in Section 6.4(a)(iv).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(c).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Section 409A” has the meaning set forth in Section 3.15(j).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Specified Representations” has the meaning set forth in Annex I.

“Specified Time” means the earlier of (a) time at which this Agreement is terminated in accordance with the terms hereof and (b) the Acceptance Time.

“Stockholder List Date” has the meaning set forth in Section 1.2(e).

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (b) of which such first Person is a general partner.

“Superior Proposal” means any bona fide Acquisition Proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, on terms which the Company Board determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to the holders of Company Common Stock (in their capacity as such), than the transactions contemplated by this Agreement from a financial point of view, taking into account the identity of the third party making such Acquisition Proposal, the financial, legal and regulatory aspects of such Acquisition Proposal, including the financing terms thereof, the conditions to and prospects for completion of such Acquisition Proposal and the transactions contemplated thereby, all other terms and conditions of such Acquisition Proposal and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement, which offer is not revocable for at least four (4) Business Days), and such other matters that the Company Board determines to be relevant.

“Superior Proposal Notice” has the meaning set forth in Section 8.1(e).

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Termination Fee” means a termination fee of $107,000,000.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Trigger Event” has the meaning set forth in Section 8.1(d).

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented shares of Company Common Stock.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge of any of the Company Knowledge Group, in the case of the Company, or any of the Parent’s executive officers, in the case of the Parent, that the taking of such act, or failure to act, would result in such breach.

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.6 and 6.8 and Article X and the meanings ascribed to the capitalized terms set forth in Article IX.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a)	if to the Parent or the Purchaser, to:

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

Attn: Chief Legal Officer

E-mail: legal@salesforce.com

Facsimile: +1 415 536 4616

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

535 Mission Street, 25th Floor

San Francisco, California 94105

Attn:	Steve L. Camahort, Esq.
Michael S. Dorf, Esq.
E-mail:	steve.camahort@shearman.com
mdorf@shearman.com

Facsimile: +1 415 616 1199

(b)	if to the Company, to:

Demandware, Inc.

5 Wall Street

Burlington, MA 01803

Attn: Thomas D. Ebling, President and Chief Executive Officer

E-mail: tebling@demandware.com

Facsimile: +1 781 425 1500

with copies (which shall not constitute notice) to:

Demandware, Inc.

5 Wall Street

Burlington, MA 01803

Attn: Kathleen B. Patton, Senior Vice President and General Counsel

E-mail: kpatton@demandware.com

Facsimile: +1 781 425 1500

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn:	Mark G. Borden, Esq.
Jay E. Bothwick, Esq.
E-mail:	mark.borden@wilmerhale.com
jay.bothwick@wilmerhale.com

Facsimile: +1 617 526 5000

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries).

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “Introductory Paragraph”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or Introductory Paragraph of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Purchaser, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to seek to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. Time shall be of the essence for purposes of this Agreement.

10.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

10.12 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered sections or subsections contained in this Agreement, and the disclosure in any section or subsection shall qualify (a) the corresponding section or subsection of this Agreement and (b) such other sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure or the related representation that it also qualifies or applies to such other sections or subsections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.13 Parent Guarantee. The Parent agrees to take all action necessary to cause the Purchaser or the Surviving Corporation, as applicable, and, during the period between the Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by the Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Purchaser or the Surviving Corporation, as applicable, under this Agreement. The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Purchaser or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.13. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of the Purchaser or the Surviving Corporation under this Agreement.

[Remainder of Page Intentionally Left Blank.]

The Parent, the Purchaser and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

SALESFORCE.COM, INC.

By:	/s/ Burke Norton
	Name:	Burke Norton
	Title:	Chief Legal Officer & Chief of Corporate and Government Affairs

DYNASTY ACQUISITION CORP.

By:	/s/ Amy E. Weaver
	Name:	Amy E. Weaver
	Title:	President and Secretary

DEMANDWARE, INC.

By:	/s/ Thomas D. Ebling
	Name:	Thomas D. Ebling
	Title:	President and Chief Executive Officer

ANNEX I

Conditions of the Offer

All terms defined in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part and used in this Annex I shall have the meanings assigned to such terms in the Agreement.

Notwithstanding any other provisions of the Offer or the Agreement, and subject to the rights and obligations of the Purchaser to extend and/or amend the Offer in accordance with the terms and conditions of this Agreement, the Purchaser shall not be required to (and the Parent shall not be required to cause the Purchaser to) irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), and may (and the Parent may cause the Purchaser to) terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Agreement and applicable law, and may postpone the acceptance of, or payment for, any shares of Company Common Stock in accordance with (and to the extent permitted by) the terms of the Agreement, if:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of shares of Company Common Stock validly tendered and not validly withdrawn (without regard to shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), together with any shares of Company Common Stock beneficially owned by the Parent or any Subsidiary of the Parent, does not equal at least one share more than half of the sum of (i) all shares of Company Common Stock then outstanding plus (ii) all shares of Company Common Stock issuable to holders of Company Stock Options from whom the Company has received notices of exercise (and as to which shares of Company Common stock have not yet been issued to such exercising holders of Company Stock Options) (the “Minimum Condition”);

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act and by the German Federal Cartel Office shall not have expired, or been terminated or obtained, as applicable; or

(c) at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall occur and be continuing:

(i) any Governmental Entity of competent jurisdiction shall have (A) enacted, issued, promulgated, enforced, entered or deemed applicable to any of the transactions contemplated by this Agreement (including the Offer or the Merger) any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer and the Merger or making the consummation of the Offer and the Merger illegal or otherwise preventing the consummation of the Offer or the Merger, or (B) issued or granted any order, stay, decree, judgment or injunction

Annex I – Page 1

(preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Offer and the Merger or making the consummation of the Offer and the Merger illegal or otherwise preventing the consummation of the Offer or the Merger; provided, that the failure of this clause (i) to be satisfied shall not have resulted from a material breach by the Parent or the Purchaser of any of their obligations under the Agreement;

(ii) (A) any of the representations and warranties of the Company set forth in Section 3.1 (Organization, Standing and Power), Section 3.4(a) (Authority), Section 3.20 (Brokers) and Section 3.25 (No Rights Plan) of this Agreement (collectively, the “Specified Representations”) shall not have been true and correct in all material respects as of the date of this Agreement or shall not be true and correct in all material respects as of the Acceptance Time, as though made at and as of the Acceptance Time (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct in all material respects as of such specified date); (B) the representations and warranties of the Company set forth in Section 3.2 (Capitalization) of this Agreement (the “Capitalization Representation”) shall not have been true and correct other than for de minimis inaccuracies as of the date of this Agreement or shall not be true and correct other than for de minimis inaccuracies as of the Acceptance Time, as though made at and as of the Acceptance Time (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct other than for de minimis inaccuracies as of such specified date); or (C) any of the representations and warranties of the Company contained in this Agreement (other than the Specified Representations and the Capitalization Representation) that (i) are not made as of a specific date shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of the Acceptance Time, as though made at and as of the Acceptance Time, and (ii) are made as of a specific date are not true and correct as of such date, in each case, except in the case of this clause (C) where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties, other than the “Company Material Adverse Effect” limitation set forth in the first sentence of Section 3.7) is not reasonably likely to have a Company Material Adverse Effect;

(iii) any Company Material Adverse Effect shall have occurred or exist at or prior to the Acceptance Time and shall be continuing as of immediately prior to the Acceptance Time;

(iv) the Company shall have materially breached or failed to perform in a material respect any of its covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(v) the Parent and the Purchaser shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (ii), (iii) and (iv) of this Annex I have been duly satisfied; or

(d) the Agreement shall have been validly terminated in accordance with Article VIII of the Agreement.

Annex I – Page 2

EXHIBIT A

Form of Certificate of Incorporation

of the Surviving Corporation

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DEMANDWARE, INC.

(originally incorporated as SSE Holdings, Inc. on February 18, 2004)

FIRST: The name of the Corporation is: Demandware, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.001 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:(i) the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors; (ii) election of directors need not be by written ballot; and (iii) the Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SIXTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred). Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).